Exhibit 99.1

Lionsgate Closes Acquisition of Global Content Platform eOne

Transaction Adds 6,500 Titles to Lionsgate’s Library, Strengthens its Scripted and Unscripted Television Business and Expands its Canadian and UK Presence

SANTA MONICA, CA, and VANCOUVER, BC, December 27, 2023 – Lionsgate (NYSE: LGF.A, LGF.B) today announced that it has closed its acquisition of the global entertainment platform eOne from Hasbro. Lionsgate acquired eOne for a purchase price of $375 million in cash, subject to certain purchase price adjustments, plus the assumption of production financing loans.

The acquisition adds 6,500 film and television titles to Lionsgate’s library, one of the largest and most valuable in the world, diversifies and strengthens its scripted and unscripted television businesses, extends its portfolio of brands and franchises and expands its presence in Canada and the UK. eOne produces the hit ABC franchise The Rookie, the critically-acclaimed Showtime series Yellowjackets and the long-running Discovery unscripted series Naked & Afraid. The transaction also includes film development rights to Hasbro’s beloved Monopoly brand.

“The eOne acquisition concludes a busy year in which we continued to execute our strategy of strengthening our studio business as we prepare for the separation of Lionsgate and STARZ into pure play standalone companies,” said Lionsgate CEO Jon Feltheimer. “As we’ve conducted our integration planning, our analysis has reaffirmed our conviction that eOne will be a valuable and highly accretive addition to our business. We are pleased to welcome eOne’s talented group of employees to our Lionsgate family.”

Jefferies & Co., Sheppard Mullin and Denton’s Canada LLP advised Lionsgate on the transaction.

About Lionsgate

Lionsgate (NYSE: LGF.A, LGF.B) encompasses world-class motion picture and television studio operations aligned with the STARZ premium subscription platform to bring a unique and varied portfolio of entertainment to consumers around the world. Lionsgate’s film, television, subscription and location-based entertainment businesses are backed by a more than 20,000-title library and a valuable collection of iconic film and television franchises. A digital age company driven by its entrepreneurial culture and commitment to innovation, the Lionsgate brand is synonymous with bold, original, relatable entertainment for audiences worldwide.

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For further information, please contact:

Peter D. Wilkes

310-255-3726

pwilkes@lionsgate.com